EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-118399, 333-61252, 333-33684 and 333-33608 on Forms S-8 and in Registration Statement Nos. 333-120357 and 333-31326 on Forms S-3 of our report dated December 21, 2005, relating to the consolidated financial statements of ProLiance Energy, LLC and Subsidiaries as of and for the years ended September 30, 2005 and 2004, included in Exhibit 99.1 in the Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 23, 2006